Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of DraftKings, Inc. on Form S-1, of our report dated March 11, 2020 relating to the consolidated balance sheet of Diamond Eagle Acquisition Corp. as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from March 27, 2019 (inception) to December 31, 2019. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

New York, New York

October 4, 2020